Exhibit 19.2

Microbot Medical Inc.

Insider Trading Policy

March 25, 2025

I. Purpose

This Insider Trading Policy (“Policy”) of Microbot Medical Inc. (together with its subsidiaries, the “Company”) sets forth the general standards for all employees, consultants, contractors, officers and directors with respect to engaging in transactions in Company securities and securities of other publicly traded companies with whom the Company has a business relationship. This Policy explains the prohibitions against “insider trading” based on federal securities laws and establishes Company policies and procedures to promote and monitor compliance with those laws.

Violations of insider trading laws can, and often do, result in federal and state criminal investigations, prosecutions, disgorgement of ill-gotten trading profits, fines and prison sentences. The Company and its officers and members of the Board could also face significant penalties for failing to take steps to prevent violations by Company personnel. Accordingly, your compliance with this Policy is of the utmost importance for both you and the Company.

This Policy describes the prohibition on insider trading applicable to all persons subject to the Policy, and also additional restrictions on individuals who have been informed in writing that they have been designated as “insiders” by the Securities Compliance Officer. Insiders include members of the Company Boards of Directors, their officers, as well as certain of their employees, consultants and contractors who are likely to be in possession of material nonpublic information due to the nature of their work. For purposes of this Policy, the “Securities Compliance Officer” shall be the general counsel, corporate secretary or compliance officer (or personnel holding substantially equivalent role(s).

II. Scope of this Policy

A. Persons Covered. As an employee, consultant, contractor, officer or director of the Company and any investor with observation or information rights, this Policy applies to you. The same restrictions that apply to you also apply to members of your immediate family, members of your households, and any family members who do not live in your household, but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (those persons are referred to as “related persons”). This Policy also applies to entities that you influence or control, including limited liability companies, corporations, partnerships or trusts.

It is also the Company’s policy that the Company will not engage in market transactions in the Company’s securities while in possession or aware of material nonpublic information relating to the Company or its securities, other than pursuant to a trading plan that complies with SEC Rule 10b5-1.

B. Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material nonpublic information (see Section IV “What is ‘Material Nonpublic’ Information?”). You are responsible for complying with this Policy and ensuring that any of your related persons or any entities you control also comply with this Policy. In all cases, the responsibility for determining whether you possess material nonpublic information rests with you. While the Company provides policies, procedures and training on insider trading, no action on the part of the Company, or any employee, consultant, contractor, officer or director pursuant to this Policy, constitutes legal advice or insulates you from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws (see Section IX “Consequences of Non-Compliance”).

C. Transactions Covered. Except as otherwise provided, this Policy applies to all transactions in Company securities, including common stock, restricted stock options for common stock and any other securities the Company may issue from time to time, including, but not limited to, preferred stock, warrants and convertible notes and debentures, as well as to derivative securities relating to Company stock, whether or not issued by the Company, such as exchange-traded options. This Policy also applies to transactions that occur after you cease to be an employee, consultant, contractor, officer or director of the Company for as long as you are in possession of material nonpublic information. The prohibition on insider trading in this Policy also includes trading in the securities of other firms, such as Company customers or suppliers and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms.

III. Statement of Policy

No person subject to this Policy who is in possession or aware of material nonpublic information may directly or indirectly: (a) engage in transactions in Company securities, except as otherwise specified in this Policy (see Section V “Transactions Excluded from this Policy”); (b) recommend the purchase or sale of any Company securities; (c) disclose material nonpublic information to persons (i) within the Company whose jobs do not require them to have that information, or (ii) outside of the Company, including family, friends, business associates and investors, unless any such disclosure is made in accordance with the Company’s disclosure and external communications policies; or (d) assist anyone engaged in the above activities.

In addition, no person subject to this Policy who, in the course of working for the Company learns of material nonpublic information about a company with which the Company does business, may trade in that company’s securities until the information becomes public or is no longer material. Such companies include current or prospective customers or suppliers of the Company, companies with which we may be negotiating a major transaction and companies that may be a party to potential corporate transactions, such as an acquisition, investment or sale.

Stock sales or purchases that may seem necessary or justifiable to you for independent reasons (such as the need to raise money for an emergency expenditure), or stock sales or purchases for a small amount, are NOT exceptions to this Policy. The securities laws do not recognize any mitigating circumstances. Further, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

IV. What is “Material Nonpublic” Information?

“Material” information is information that a reasonable investor would consider important in deciding whether to purchase, sell or hold a security, or information that is likely to significantly alter the total mix of publicly available information about the Company. Any information that could reasonably be expected to affect the market price of a security is likely to be considered material. This determination is subjective and is made based on the facts and circumstances of each particular situation. Material information can be positive or negative and can relate to any aspect of the Company’s business or to any type of Company securities, whether debt, equity or a hybrid. Information that could be considered material to the Company includes, but is not limited to, information regarding: (a) company revenues, expenses or earnings, including anticipated results or projections; (b) significant changes in financial performance or liquidity and expectations for future periods; (c) plans to merge, acquire a company, be acquired or sell a business unit or to sell significant Company assets or subsidiaries; (d) stock splits, public or private securities/debt offerings or repurchases, or changes in Company dividend policies or amounts; (e) significant changes in Company strategy or management; (f) plans with respect to future Company developments; (g) information pertaining to actual or threatened major legal or regulatory proceedings, including the commencement and resolution of such legal or regulatory proceedings; (h) changes in law and any analysis of the impact of such matters on the Company’s business or business model; (i) significant accounting matters, including impairments or changes in asset values; (j) new finance sources, or the loss thereof, or extraordinary borrowings; (k) possible changes in the Company’s credit rating by a rating agency; (l) award or loss of a significant Company contract; (m) possible proxy fights; (n) bankruptcy, corporate restructuring or receivership; (o) cybersecurity risks and incidents, including vulnerabilities and breaches; (p) changes in auditors or auditor notification that the Company may no longer rely on an audit report; (q) discovery or development of products or product candidates; (r) material clinical trials or regulatory updates, and communications with government agencies and pending regulatory actions; (s) significant changes in the Company’s prospects; (t) notice of issuance of patents; and (u) new, or the loss or termination of, material partner or collaborator relationships.

The above list is not exclusive and many other types of information may be considered material, depending on the circumstances. The probability of whether an event will or will not occur affects the determination of whether it is material. The determination of whether information was material will be viewed in hindsight, so any questions concerning the materiality of particular information should be resolved in favor of materiality and trading should be avoided if such information is also non-public.

“Nonpublic” information is information that is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, including through the issuance of a press release, a public webcast with advance notice or a filing with the Securities and Exchange Commission (“SEC”). In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, two full Trading Days after the public release of material information should elapse before trading. For purposes of this Policy, a “Trading Day” means a day on which The NASDAQ Stock Market, LLC, the national markets or any other exchange on which the Company’s securities are quoted and traded are open for trading, and a “Trading Day” begins at the time trading begins and ends at the time trading ends.

V. Transactions Excluded from this Policy

This Policy does not apply to the following transactions, except as specifically noted:

A. 401(k) Plan. This Policy does not apply to acquisitions or dispositions of the Company’s common stock under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions not entered into or modified while aware of material nonpublic information or were subject to a regular or special blackout period (provided, however, that this Policy does apply to sales of the Company’s securities purchased pursuant to such plan).

B. Restricted Stock Unit/Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock units or restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding obligations upon the vesting of any such award. However, this Policy does apply to any sale of common stock received by you as a result of the vesting.

C. Stock Option Exercises. This Policy does not apply to the exercise of an employee or director stock option or to an award recipient’s use of shares delivered or withheld from the exercise to cover the cost of the option exercise or the satisfaction of tax withholding obligations. However, this Policy does apply to any sale of the underlying stock or to a cashless option exercise through a broker, which entails the sale of a portion of the underlying stock on the market to cover the costs of exercise or the resulting taxes.

D. Dividend Reinvestment Plan. This Policy does not apply to purchases under a dividend reinvestment plan resulting from your reinvestment of dividends, if any. This Policy does apply, however, to voluntary purchases of stock resulting from additional contributions you choose to make to the dividend reinvestment plan, if any, and to your election to participate in a dividend reinvestment plan, if any, or increase your level of participation in a dividend reinvestment plan, if any. This Policy also applies to your sale of any stock purchased pursuant to any such plan.

E. Other Similar Company Plan Transactions. Any other purchase of Company securities from the Company or sale of Company securities to the Company are not subject to this Policy.

F. Transactions Pursuant to Rule 10b5-1 Plans. Purchases and sales of Company securities pursuant to an effective Rule 10b5-1 Plan may be made notwithstanding this Policy. (See Section VII “Rule 10b5-1 Plans” for more information.)

VI. Prohibition of Short Sales

Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited.

VII. Rule 10b5-1 Plans

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides a defense from insider trading liability to a person who enters a trading plan for transactions in Company securities that meets the conditions specified in Rule 10b5-1.

To comply with the Policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1. In addition, any Rule 10b5-1 Plan must be submitted for approval five business days prior to the entry into the Rule 10b5-1 Plan and must be approved in advance by the Securities Compliance Officer.

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not in possession or aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors and officers subject to Section 16 of the Exchange Act, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers subject to Section 16 of the Exchange Act must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

A standing or limit order does not, by itself, qualify as a Rule 10b5-1 plan.

VIII. Additional Restrictions Applicable to Insiders

In addition to the prohibitions on insider trading and short selling described above that apply to all persons subject to this Policy, insiders and their related persons are subject to additional restrictions on trading. The provisions below will govern to the extent that any such requirement is more restrictive than the requirements set forth above.

A. Pre-Clearance Requirement. To help prevent inadvertent violations of the securities laws and to avoid even the appearance of trading on inside information, insiders and their related persons, and any other persons designated by the Securities Compliance Officer under this Policy as being subject to the pre-clearance procedures, may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction from the Securities Compliance Officer.

A request for pre-clearance should be submitted to the Securities Compliance Officer at least two business days in advance of the proposed transaction. The Securities Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance to engage in the transaction and is denied, then he or she should refrain from initiating any transaction in the Company’s securities and should not inform any other person of the restriction. Pre-cleared trades must be executed within five business days of receipt of pre-clearance and prior to the expiration of any window period, unless the Securities Compliance Officer grants an exception.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be in possession or aware of any material nonpublic information about the Company and should describe fully those circumstances to the Securities Compliance Officer. The requestor should also indicate whether he or she has effected any transactions in the Company’s securities within the past six months. Pre-clearance of a trade does not constitute legal advice and does not relieve the requestor of his or her legal obligation to refrain from trading while in possession or aware of material nonpublic information.

The requirement for pre-clearance does not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Excluded From This Policy,” or to transactions conducted under approved Rule 10b5-1 plans, as described under See Section VII “Rule 10b5-1 Plans”. However, affiliates and persons subject to Section 16 of the Exchange Act and Rule 144 may still have reporting requirements under such transactions.

B. Window Period Requirement. The Company requires that insiders trade in Company securities only during the period beginning at the open of trading on the day after the second full Trading Day following the public release of the Company’s financial results for the preceding fiscal period, and ending at the close of trading on the last full Trading Day prior to the start of the last fourteen (14) calendar days of the third month of the current quarter (the “window period”). The Company may periodically issue detailed guidance and procedures to insiders subject to the window period for trading in Company securities. The prohibition on trading in Company securities by insiders at all times other than the window period is designed to prevent any inadvertent trading by such persons in the Company’s securities during times when there may be material financial information about the Company that has not been publicly disclosed.

If, for example, the Company were to make an announcement of earnings on a Monday prior to the market opening, the first full Trading Day would be Monday and the second full Trading Day would be Tuesday, and you should not trade in the Company’s securities until the open of trading on Wednesday. If the Company were to make an announcement on a Monday after the market closed, the first full Trading Day would be Tuesday and the second full Trading Day would be Wednesday, and you should not trade in the Company’s securities until the open of trading on Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

It should be noted that even during the window period, any person possessing material nonpublic information should not engage in any transactions in Company securities.

C. Event-Specific Blackout Period. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Securities Compliance Officer may not trade in the Company’s securities. The existence of an event-specific blackout period will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout period should not disclose the existence of the blackout to any other person. The failure of the Securities Compliance Officer to designate you as a person subject to an event-specific blackout will not relieve you of the obligation not to trade while in possession or aware of material nonpublic information. In addition, from time to time the Company may use these event-specific blackout procedures to restrict directors, executive officers and certain other employees from trading in advance of or following an announcement regarding any share repurchase program.

D. Hedging and Other Derivative Transactions. Transactions in publicly traded options are generally short-term in nature and may give the public the perception that insiders are not focused on the long-term performance of the Company. Certain forms of hedging transactions are complex, may be perceived negatively by the public and can present unique insider trading risks. Accordingly, insiders are prohibited from engaging in such transactions.

E. Margin Accounts and Pledging. Insiders may not purchase Company securities on margin, borrow against any account in which Company securities are held, or enter into a pledge of Company securities as collateral for a loan without prior approval of the Company’s Securities Compliance Officer.

F. Standing and Limit Orders. Standing and limit orders, except under approved Rule 10b5-1 plans (see Section VII “Rule 10b5-1 Plans”), create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an insider is in possession of material nonpublic information. The Company therefore prohibits insiders from placing standing or limit orders on Company securities other than for short durations within a window period.

G. Section 16 and Rule 144 Restrictions and Reporting. The federal securities laws, including Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 144 under the Securities Act of 1933, as amended, impose additional trading restrictions and reporting obligations on executive officers, directors and holders of more than 10% of any class of equity security of the Company. The Company will notify you if you are subject to these additional restrictions and reporting requirements.

H. Rule 10b5-1 Plans. Trades executed pursuant to a pre-cleared Rule 10b5-1 plan are not subject to the Company’s window period or preclearance requirement, as Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. (See Section VII “Rule 10b5-1 Plans” for more information.) All Rule 10b5-1 plans must be adopted during a window period and pre-cleared in advance by the Securities Compliance Officer. As noted above, a standing or limit order does not, by itself, qualify as a Rule 10b5-1 plan.

I. Special Circumstances. Notwithstanding anything to the contrary contained herein, an insider may request that any regular blackout period or special blackout period be waived by the Company, provided that the insider affirms in writing that such insider does not have any material non-public information. Any such waivers shall be in the sole discretion of the Securities Compliance Officer, shall be limited in scope and duration, and may be revoked at any time.

IX. Consequences of Non-Compliance

Federal and state securities laws prohibit the purchase or sale of securities while in possession or aware of material nonpublic information as well as the disclosure of material nonpublic information to others who then trade in a company’s securities (sometimes called “tipping”). Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and may include significant fines and imprisonment.

Failure to comply with this Policy may also subject you to Company-imposed sanctions, including disciplinary action up to and including termination of employment, whether or not the failure to comply with this Policy results in a violation of law. A violation of law, or even questionable conduct leading to federal investigation that does not result in prosecution, can tarnish an individual’s reputation and irreparably damage a career.

Violations of insider trading laws can, and often do, result in criminal investigations, prosecutions, disgorgement of ill-gotten trading profits, fines and prison sentences. Accordingly, your compliance with this Policy is of the utmost importance for both you and the Company.

X. Asking Questions and Reporting Concerns

It is your obligation to understand and comply with this Policy. If you are concerned that a policy has been violated, or have any questions about this Policy, you should discuss it with the Company’s Securities Compliance Officer.

The Company will not tolerate retaliation against any employee who reasonably and in good faith raises a question or concern about the Company’s business practices or compliance with applicable laws or regulations.

*****

MICROBOT MEDICAL INC.

FORM OF ACKNOWLEDGMENT

Please sign below acknowledging that you have read and agree to abide by the Company’s Insider Trading Policy and return this to the Corporate Secretary. You will be asked to verify your compliance with this Policy annually.

* * * * * * * * * * *

I have received, reviewed and agree to be bound by the Company’s Insider Trading Policy.

Signature:

Name:

Dated: